                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement               [_] CONFIDENTIAL, FOR USE OF THE
                                                   COMMISSION ONLY (AS PERMITTED
                                                   BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ESKIMO PIE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                         [ESKIMO PIE CORPORATION LOGO]


                                March 31, 2000


Dear Fellow Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, May 3, 2000, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. As you will see from the notice, you will be asked to elect six directors to serve until the next Annual Meeting and to ratify the designation of auditors for 2000. In addition to the formal agenda, we expect to report on the Company's business activities and to answer any questions you might have.

      We would appreciate your voting, signing, dating and promptly returning the enclosed proxy in the postage-paid envelope that has been provided. By doing so, you will be sure that your shares will be represented and voted at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

      We look forward to seeing you if you are able to attend. Whether or not you attend, we hope you will enjoy our products and recommend them to your friends.

                                 Sincerely,


                                 /s/ Arnold H. Dreyfuss

                                 Arnold H. Dreyfuss
                                 Chairman of the Board

                            ESKIMO PIE CORPORATION

                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              -------------------


                       TO BE HELD WEDNESDAY, May 3, 2000

      The Annual Meeting of Shareholders of Eskimo Pie Corporation (the "Company") will be held on May 3, 2000, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia, for the following purposes:

      1. To elect six directors to serve until the 2001 Annual Meeting of Shareholders,

      2. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year, and

      3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on March 17, 2000, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                 By Order of the Board of Directors,

                                 /s/ Thomas M. Mishoe, Jr.

                                 Thomas M. Mishoe, Jr.
                                 Chief Financial Officer, Vice President,
                                 Treasurer and Corporate Secretary

March 31, 2000


      Please complete and return the enclosed proxy in the postage-paid envelope that has been provided. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.

              901 Moorefield Park Drive, Richmond, Virginia 23236

                            ESKIMO PIE CORPORATION

                           901 Moorefield Park Drive
                           Richmond, Virginia  23236
                         ____________________________

                                PROXY STATEMENT
                         ____________________________

                        ANNUAL MEETING OF SHAREHOLDERS
                                  May 3, 2000


General
-------

      The enclosed proxy is solicited by the Board of Directors of Eskimo Pie Corporation (the "Company") for the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held Wednesday, May 3, 2000, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders or any adjournments or postponements thereof. Shareholders may revoke proxies at any time prior to their exercise by written notice to the Company, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person.

      The Company will pay all costs for this proxy solicitation. Proxies are being solicited by mail and may also be solicited personally by telephone or telegraph, by directors, officers and employees of the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Company's Common Stock.

      The approximate mailing date of this Proxy Statement ("Proxy Statement") and the accompanying proxy form is March 31, 2000.

Voting Rights and Revocability of Proxies
-----------------------------------------

      You are urged to sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope whether or not you attend the meeting. You have the right to revoke your proxy at any time prior to the Annual Meeting by submitting written notice to the Company, by submitting another proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person. A majority of the shares of Common Stock outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the vote at the Annual Meeting.

      Only those shareholders of record at the close of business on March 17, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. The number of shares of the Company's Common Stock outstanding and entitled to vote as of the record date was 3,479,964. There are no other outstanding classes of voting securities of the Company. Each holder of a share of Common Stock is entitled to one vote per share on each matter presented at the Annual Meeting.

      With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the six nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect on the election of directors under Virginia law.

      If a quorum is present, the affirmative vote of a majority of the votes cast will be required under Virginia law to approve each other proposal, including the ratification of auditors. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but are not counted as "cast" for purposes of determining whether any of the proposals has been approved. Therefore, an abstention or broker non-vote will have no legal effect with respect to these proposals.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

      The table below sets forth, as of February 2, 2000, the number and percentage of shares of the Company's Common Stock held by persons known to the Company to be the owners of more than five percent of the Company's issued and outstanding Common Stock, each of the Company's directors and nominees for director, the executive officers named in the Summary Compensation Table, and all of the Company's directors and executive officers as a group. Except to the extent that shares may be held in joint tenancy with a spouse or as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown. The beneficial ownership shown for the four shareholders other than directors and executive officers of the Company, is based upon the most recent filings received by the Company for such shareholders pursuant to Section 13(d) of the Securities Exchange Act of 1934.

                                       Amount and Nature of      Percent of
                                        Beneficial Ownership    Common Stock
Name and Address of Beneficial Owner      of Common Stock        Outstanding
------------------------------------      ---------------        -----------
Yogen Fruz World-Wide, Inc. (1)               587,700               15.7%
   Toronto, Canada

Shamrock Farms Company (2)                    514,566               13.7%
  Phoenix, Arizona

Peak Management, Inc. (3)                     230,100                6.1%
   Boston, Massachusetts

Dimensional Fund Advisors Inc. (4)            213,800                5.7%
   Santa Monica, California

Arnold H. Dreyfuss                             26,582 (5)(6)           *
   Jupiter, Florida

Wilson H. Flohr, Jr.                           12,309 (5)(8)           *
   Richmond, Virginia

Craig L. Hettrich                               6,323 (6)(7)           *
   Richmond, Virginia

F. Claiborne Johnston, Jr.                3,500  (5)(9)         *
   Richmond, Virginia

V. Stephen Kangisser                     13,935  (6)(7)         *
   Richmond, Virginia

David B. Kewer                           84,383  (6)(7)       2.3%
    Richmond, Virginia

Daniel J. Ludeman                         8,858  (5)            *
    Richmond, Virginia

Judith B. McBee                           6,108  (5)            *
   Richmond, Virginia

Thomas M. Mishoe, Jr.                    20,573  (6)(7)         *
   Richmond, Virginia

Robert C. Sledd                           4,481  (5)            *
   Richmond, Virginia

William J. Weiskopf                       8,390  (6)(7)         *
   Richmond, Virginia

All Directors and Executive Officers    216,603  (5)(6)(7)    5.8%
  as a Group  (12 persons)

_____________________________
* Beneficial ownership does not exceed one percent of the outstanding shares of Common Stock.

(1) The Schedule 13D, filed December 10, 1998, by Yogen Fruz World-Wide Incorporated ("Yogen Fruz"), as amended by Amendment Nos. 1, 2 and 3, filed December 17, 1998, July 1, 1999, and July 2, 1999, respectively, states that Yogen Fruz acquired the shares of the Company's Common Stock reflected in the filing with a view toward acquiring control of the Company for the purpose of thereafter causing the Company to take such actions as Yogen Fruz deems advisable, including a sale of all or part of the Company to a third party, a change in the management of the Company and/or a restructuring of the Company.

(2) The Schedule 13D, filed September 10, 1999, by Shamrock Farms Company ("Shamrock"), as amended by Amendment No. 1 filed October 26, 1999, states that Shamrock has engaged in discussions with the Company regarding the possibility of acquiring additional shares or possibly the entire Company. The Schedule 13D filing, as amended, indicates that Shamrock continues to hold the shares for investment purposes, but remains open to the possibilities of purchasing additional shares for investment, disposing of any shares it presently owns or undertaking to acquire control of the Company.

(3) Prior to November 30, 1998, Peak Management, Inc., Peak Investment Limited Partnership and Peter H. Kamin (collectively, "Peak") reported their holdings of the Company's Common Stock on Schedule 13G, which is permitted for institutional investors that certify passive investment intent with respect to such holdings. Since November 30, 1998, the holdings of the collective Peak entities have been reported on Schedule 13D, as amended by Amendment Nos. 1 and 2, filed September 28, 1999, and January 27, 2000, respectively, which reflects Peak's intention of engaging in discussions with the Company or other third parties about a possible sale or recapitalization of the Company or other change in control transaction in which they may participate. These filings indicate that Mr. Kamin has shared voting and dispositive power over all the shares of the Company's Common Stock reported as beneficially owned by the Peak entities in the preceding table.

(4) Dimensional Fund Advisors Inc. ("Dimensional") filed a Schedule 13G for the year ended December 31, 1999, stating that it is a registered investment advisor whose advisory clients own the shares indicated, but that Dimensional possesses voting and/or investment power over the shares of the Company's Common Stock. Dimensional disclaims beneficial ownership of such securities.

(5) Includes shares under option that may be acquired on or before April 2, 2000, and shares of restricted and unrestricted stock, in each case granted to non-employee directors as compensation for Board service under the 1996 Incentive Stock Plan, as more fully described under "Compensation of Directors."

(6)  Includes 6,000, 12,093, 66,666, 17,140 and 7,667 shares under option that may be acquired by Messrs. Hettrich, Kangisser, Kewer, Mishoe, and Weiskopf, respectively, on or before April 2, 2000, granted under the Company's 1992 and 1996 Incentive Stock Plans, as more fully described in the "Summary Compensation Table" and table of "Fiscal Year-End Option Values."

(7) Includes shares held by executive officers in the Company's 401(k) Savings Plan and Employee Stock Purchase Plan. Each participant in the respective plans has the right to instruct the plans' trustee with respect to the voting of shares allocated to his or her account.

(8) Includes 1,500 shares held by Mr. Flohr's wife; 2,000 shares held by Mr. Flohr's wife as trustee; and 200 shares held as custodian.

(9) Includes 400 shares held by, or for the benefit of, a family member living in Mr. Johnston's household, as to which shares Mr. Johnston disclaims beneficial ownership.


Election of Directors
---------------------

         Six directors are to be elected at the Annual Meeting. The six persons named below, each of whom currently serves as a director of the Company, will be nominated to serve as directors until the 2001 Annual Meeting or until their successors have been duly elected and have qualified. The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of the Company may designate.

     Arnold H. Dreyfuss, who has served as a director of the Company since
1992, and who presently serves as Chairman of the Board, will not stand for election and will be retiring from the Board immediately following the Annual Meeting. Mr. Dreyfuss will turn 72 years of age in September 2000 and, in light of the age limitation in the Company's Bylaws prohibiting service on the Board past age 70 (or in the case of any person serving on the Board on January 1, 1996, who was then age 65 or older, past age 72), has determined not to stand for election. Mr. Dreyfuss has been a devoted Board member and served a vital role in the Company as Chief Executive Officer from September 1996 to March 1998 following the resignation of the Company's previous Chief Executive Officer.
The Board and the Company are grateful for his service. In view of the Board's announced intention to pursue a sale of the Company, the Board has not undertaken to seek a nominee to fill Mr. Dreyfuss's seat on the Board and has by resolution reduced the size of the Board to six persons effective as of the close of the 2000 Annual Meeting of Shareholders.

      Immediately following the Company's last annual meeting of shareholders held September 8, 1999, the Board adopted a resolution stating its intent to pursue a sale of the Company. The resolution, a copy of which was filed with the Company's Form 10-Q for the quarter ended September 30, 1999, stated in part that if the Company had not been successful in negotiating a sale of the Company on or before its 2000 Annual Meeting, "the directors would provide any holder of at least five percent of the outstanding shares the opportunity to nominate directors for election at that annual meeting with the understanding that none of the current directors would stand for re-election unless nominated by at least one of such shareholders." The Board took this action as a result of discussions with one shareholder, Peak Management, Inc. (see "Security Ownership of Certain Beneficial Owners and Management"), who had voted in favor of the Company's nominees in the contested election at the 1999 annual meeting. By letter dated March 6, 2000, Shamrock Farms Company, the holder of approximately
14.9 percent of the Company's outstanding shares, nominated the six nominees listed herein for election. During 1999 and early 2000, the Company was engaged in discussions with Shamrock Farms Company relating to a possible acquisition of the Company. As of the date of this Proxy Statement, those discussions had terminated.

                               Director                         Principal Occupation During Past Five Years;
Name (Age)                      Since                             Directorship in other Public Companies
----------                      -----                             -------------------------------------
Wilson H. Flohr, Jr. (53)         1992     Retired Executive Vice President and General Manager of Paramount's Kings Dominion, a
                                           regional family theme park in Doswell, Virginia. Prior to his retirement in January,
                                           1999, Mr. Flohr had served in this position for more than the prior 5 years.

F. Claiborne Johnston, Jr. (57)   1992     Attorney-at-Law, Partner in the law firm of Mays & Valentine, L.L.P., Richmond, Virginia, since 1972.

David B. Kewer (45)               1997     Effective March 1998, President and Chief Executive Officer of the Company. Previously,
                                           beginning March 1997, President and Chief Operating Officer of the Company. Formerly
                                           (1993 until 1997), President of Willy Wonka Candy Factory, a subsidiary of Nestle USA,
                                           Inc. From 1988 through 1993, various senior level positions at Drumstick Co. which was acquired by Nestle in 1991.

Daniel J. Ludeman (43)            1997     Effective October 1, 1999, President and Chief Executive Officer of First Union
                                           Securities, a division of First Union Securities, Inc., which is a wholly-owned brokerage and investment banking subsidiary of First Union Corporation. Previously, since 1991,
                                           Chairman and Chief Executive Officer of Mentor Investment Group, LLC (now Mentor
                                           Investment Advisors), a Richmond, Virginia based asset management company.

Judith B. McBee (52)              1996     Senior Vice President, Marketing of Hamilton Beach/ Proctor-Silex, Inc., a small appliance manufacturer

                                           headquartered in Richmond, Virginia, since January 1997; previously Executive Vice
                                           President, Marketing (June 1994 to December 1996) and Executive Vice President,
                                           Sales/Marketing (January 1990 to June 1994), Hamilton Beach/Proctor-Silex, Inc.

Robert C. Sledd (47)              1998     Chairman of the Board (since February 1995) and Chief Executive Officer (since 1987) of
                                           Performance Food Group Company, a foodservice distributor headquartered in Richmond,
                                           Virginia; director of SCP Pool Corporation.

Board and Committee Meetings and Attendance
-------------------------------------------

      The Board of Directors held 43 meetings in person or by conference telephone call during the fiscal year ended December 31, 1999. All directors attended at least 88% of all meetings of the Board and committees on which they served, except for Mr. Ludeman, who attended 58% of the meetings of the Board and the committee on which he served.

      The Board has standing Executive, Compensation and Audit Committees. The Executive Committee has a wide range of powers, but its primary duty is to act, if necessary, between scheduled Board meetings. For such purpose, the Executive Committee possesses all the powers of the Board in management of the business and affairs of the Company except as otherwise limited by Virginia law. The Executive Committee did not meet or otherwise take action during the fiscal year ended December 31, 1999. Members of the Executive Committee are Messrs. Dreyfuss (Chairman), Flohr, Johnston and Kewer and Ms. McBee.

      The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation for the Company's executive officers and employee stock ownership. During the fiscal year ended December 31, 1999, the Compensation Committee met three times. Members of the Compensation Committee are Messrs. Flohr (Chairman) and Sledd and Ms. McBee.

      The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee carries out its duties pursuant to a written charter which was recommended by the Audit Committee and adopted by the Board in 1996. The Audit Committee met two times during the fiscal year ended December 31, 1999. Members of the Audit Committee are Messrs. Ludeman (Chairman), Johnston and Sledd.


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

      Members of the Compensation Committee are Messrs. Flohr (Chairman) and Sledd and Ms. McBee. No current member of the Compensation Committee is or has been an employee of the Company or has any relationship to the Company that is required to be disclosed pursuant to regulations of the Securities and Exchange Commission. Furthermore, none of the Company's executive officers serves on the board of directors of any company of which a Compensation Committee member is an employee.

Compensation of Directors
-------------------------

      Each director of the Company who is not also an executive officer of the Company receives (a) an annual retainer of $7,000; (b) a $500 fee for attendance at each Board Meeting; and (c) a $250 fee for attendance at each Committee Meeting. The Chairman of the Board, who, beginning January 1, 1999, no longer receives a salary for his duties, receives director's compensation at two times that paid to other non-employee directors. Since 1998, in lieu of cash payments, directors may elect to receive payment of the annual retainer and meeting fees in Common Stock of the Company under the 1996 Incentive Stock Plan, as amended. For 1999, all directors except Mr. Johnston, who is precluded from doing so by his law firm's policies, elected to receive their compensation for Board and committee service in the form of shares of Common Stock. Under the 1996 Incentive Stock Plan, outside directors also automatically receive a stock option grant for 200 shares and a restricted stock grant for 200 shares of the Company's Common Stock, each year, as part of their compensation for Board service. Each outside director is also reimbursed for usual and ordinary expenses of meeting attendance. A director who is also an executive officer of the Company receives no additional compensation for serving as a director.


Certain Relationships
----------------------

      Mays & Valentine, L.L.P., a law firm of which F. Claiborne Johnston, Jr., a current director and nominee for director of the Company, is a partner, was retained to perform legal services for the Company and its subsidiaries during the last fiscal year. It is anticipated that the firm will continue to provide such services to the Company and its subsidiaries during the current fiscal year. The amounts paid by the Company were based upon an agreed-upon fee arrangement for services rendered, which the Company believes to be consistent with fees charged for similar services by other comparable firms.

      Daniel J. Ludeman, a current director and nominee for director of the Company, is the President and Chief Executive Officer of First Union Securities, a division of First Union Securities, Inc. ("FUSI"). FUSI is the Company's financial advisor. FUSI is an affiliate of First Union National Bank, which provides commercial banking services to the Company. It is anticipated that FUSI and First Union National Bank will continue to provide such services to the Company based on agreed-upon fee arrangements and interest rates which are consistent with amounts charged for similar services by other comparable firms.

                            EXECUTIVE COMPENSATION

      The table below lists all compensation paid or accrued by the Company for each person who served as the Chief Executive Officer at any time during the past fiscal year and the Company's four most highly paid executive officers, other than the Chief Executive Officer, whose total annual salary and bonus for the year ended December 31, 1999, exceeded $100,000. Messrs. Mishoe and Kangisser first became executive officers of the Company in 1996. Mr. Kewer was employed by the Company effective March 1, 1997, and became Chief Executive Officer on March 1, 1998. Mr. Weiskopf became an executive officer in 1997. Mr. Hettrich was employed by the Company in February 1998.

                          SUMMARY COMPENSATION TABLE
                          --------------------------


                                                   Annual Compensation                        Long Term Compensation
                                        ---------------------------------------------  ------------------------------------------
                                                                                       Restricted       Securities     All Other
Name, Age and                                                          Other Annual      Stock          Underlying      Compen-
Principal Position            Year      Salary          Bonus        Compensation (1)    Awards         Options(#)     sation (2)
------------------            ----      ------          -----        ----------------    ------         ----------     ----------

David B. Kewer  (45)          1999     $384,500 (3)  $ 264,250 (4)(5)         ----         ----          15,000        $3,400
President and Chief           1998      213,333           ----            $ 23,042         ----          10,000         9,460
Executive Officer             1997      166,667         40,000 (6)         102,182     $125,000 (7)      50,000           525

Craig L. Hettrich  (40)       1999      120,500         92,400 (4)(5)         ----         ----           6,000         3,025
General Manager,              1998      105,417         15,391              87,223         ----           3,000          ----
Foodservice Division          1997         ----           ----                ----         ----            ----          ----

V. Stephen Kangisser  (48)    1999      126,584         94,225 (4)(5)         ----         ----           6,000         3,663
Vice President, Sales         1998      119,792          5,000                ----         ----           4,500         3,594
                              1997      112,002           ----              52,558         ----           7,639         2,023

Thomas M. Mishoe, Jr. (47)    1999      176,667 (3)     98,750 (4)(5)         ----         ----           6,000         2,628
Chief Financial Officer,      1998      134,833           ----              16,217         ----           4,500         2,680
Vice President, Secretary     1997      127,500           ----                ----         ----           7,709         2,495
and Treasurer

William J. Weiskopf  (39)     1999      101,667         68,000 (4)(5)         ----         ----           6,000         3,000
Vice President and            1998       96,667          3,000                ----         ----           3,000         2,900
General Manager,              1997       85,877            ---              10,502         ----             ---         2,576
Flavors Division

1) Of the total amounts reported as "Other Annual Compensation," the following amounts are attributable to relocation expenses incurred in connection with the respective officer's employment by the Company; Mr. Hettrich - $78,398 in 1998, Mr. Kangisser - $43,877 in 1997, Mr. Kewer - $10,242 in 1998 and
    $92,182 in 1997, and Mr. Weiskopf - $9,145 in 1997. The remaining amounts relate primarily to automobile allowances and club dues.

2) All amounts reflect the Company's matching contributions to the Company's 401(k) Savings Plan and Employee Stock Purchase Plan.

3) Amounts reported for Messrs. Kewer and Mishoe reflect a monthly increase to their base salaries in light of the additional responsibilities they were asked to assume in connection with the Board's decision in December 1998 to explore strategic alternatives to enhance shareholder value. For Mr. Kewer, the amount reported reflects an additional $12,000 per month for December 1998 through December 1999. For Mr. Mishoe, the amount reported includes an additional $5,000 per month for December 1998 through June 1999. The decision to continue Mr. Kewer's supplemental monthly base salary after September 1999 was made, as explained below under "Certain Agreements," in connection with the continuation of his additional responsibilities in the Company's pursuit of strategic alternatives and in part in recognition of the Company's reduction of approximately $250,000 in the amount potentially payable to Mr. Kewer under his retention and severance agreement with the Company in the event of a sale of the Company.

4) Amounts shown for each of Messrs. Kewer, Hettrich, Kangisser, Mishoe and Weiskopf include awards under the 1999 Senior Management Incentive Plan in the amount of $114,250, $36,150, $37,975, $42,500 and $30,500, respectively.

5) Amounts shown for each of Messrs. Kewer, Hettrich, Kangisser, Mishoe and Weiskopf also include payments made in January 2000 in the amount of $150,000, $56,250, $56,250, $56,250 and $37,500, respectively. As explained under "Certain Agreements," these payments were made under revised retention and severance agreements put in place in September 1999, in connection with the restructuring of the Company's retention and severance benefits for the Company's senior management and other employees. The revised contracts provided for a 25% retention payment to be made in January 2000, provided the named employee was still employed by the Company on December 31, 1999. These contract revisions were made in an effort to assure the continued employment of key employees following the Board's September 8, 1999, announcement of its decision to seek a sale of the Company in order to maximize shareholder value.

6) Reflects amounts paid to Mr. Kewer as incentive to join the Company as President and Chief Operating Officer.

7) Reflects an award of 10,000 restricted shares made to Mr. Kewer upon his employment by the Company on March 1, 1997. All restrictions on these shares expired as of March 1, 2000. As of December 31, 1999, Mr. Kewer's aggregate restricted stock holdings were 5,000 shares with a value of $36,875.

      The table below sets forth information regarding option grants made during the year ended December 31, 1999, for each of the named executive officers.

                      OPTIONS GRANTED IN LAST FISCAL YEAR
                      -----------------------------------


                           Number of    Percentage of
                           Securities   Total Options   Exercise    Grant Date               Potential Realizable Value at Assumed
                           Underlying    Granted to       Price      Market                    Annual Rates of Stock Appreciation
                            Options     Employees in       Per       Price       Expiration         During Option Term (2)
                                                                                                    ----------------------
                            Granted        1999           Share     Per Share       Date              5%                10%
                           ----------      ----          --------   ---------    ----------           --                ---
David B. Kewer              15,000 (1)      20%           $13.25     $13.25        1/7/09          $125,000          $316,800
Craig L. Hettrich            6,000 (1)       8%            13.25      13.25        1/7/09            50,000           126,700
V. Stephen Kangisser         6,000 (1)       8%            13.25      13.25        1/7/09            50,000           126,700
Thomas M. Mishoe, Jr.        6,000 (1)       8%            13.25      13.25        1/7/09            50,000           126,700
William J. Weiskopf          6,000 (1)       8%            13.25      13.25        1/7/09            50,000           126,700

(1) Grants were made under the Company's 1996 Incentive Stock Plan and become exercisable in increments of one third each of the shares subject to option on the January 7, 1999, grant date, and the first and second anniversaries of the grant date, respectively.

(2) The dollar amounts under the 5% and 10% columns are the result of calculations at assumed rates of stock price appreciation set by the Securities and Exchange Commission. The dollar amounts shown are not intended to forecast possible future price appreciation, if any, for the Company's Common Stock.

        The table below sets forth information regarding year-end option values at December 31, 1999, for each of the named executive officers.

                       FISCAL YEAR-END OPTION VALUES (1)
                       ---------------------------------

                                            Number of Securities                        Value of Unexercised
                                           Underlying Unexercised                           In-the-Money
                                            Options at Year-End                        Options at Year-End (2)
                                            -------------------                        -----------------------
                                   Exercisable             Unexercisable           Exercisable        Unexercisable
                                   -----------             -------------           -----------        -------------
David B. Kewer                        38,334                   36,766                  0                   0
Craig L. Hettrich                      3,000                    6,000                  0                   0
V. Stephen Kangisser                   6,047                   12,092                  0                   0
Thomas M. Mishoe, Jr.                 11,070                   17,279                  0                   0
William J. Weiskopf                    3,834                    7,666                  0                   0

(1) The columns "Number of Shares Acquired on Exercise" and "Value Realized" have been omitted because no options were exercised by the named executive officers during the year ended December 31, 1999.

(2) None of the options held by the named executive officers were in-the-money at year-end, based on a market value of the Company's Common Stock on December 31, 1999 of $7.375.

Retirement Benefits
-------------------

      The table below sets forth information related to the annual benefits payable upon retirement under the Company's defined benefit pension plans to persons with the specified final average earnings and years of service as a salaried employee of the Company, assuming a continuation of service and 1999 compensation to age 65, retirement at age 65, and an annual accrual rate of 1.5% of average annual earnings, and without regard to the compensation limitations under Internal Revenue Code (IRC) 401(a)(17) or the benefit limitation of IRC
415. The benefits set forth in the following table are not subject to any deduction for social security or other offset amount.

                              PENSION PLAN TABLE
                              ------------------

                                        Years of Service
                        ------------------------------------------------
      Average                  Amount of Annual Retirement Benefit
                        ------------------------------------------------
   Annual Earnings          15        20       25        30        35
   ---------------          --        --       --        --        --
     $125,000           $ 28,125  $ 37,500  $ 46,875  $ 56,250  $ 65,625
     $150,000             33,750    45,000    56,250    67,500    78,750
     $175,000             39,375    52,500    65,625    78,750    91,875
     $200,000             45,000    60,000    75,000    90,000   105,000
     $225,000             50,625    67,500    84,375   101,250   118,125
     $250,000             56,250    75,000    93,750   112,500   131,250
     $300,000             67,500    90,000   112,500   135,000   157,500
     $400,000             90,000   120,000   150,000   180,000   210,000
     $450,000            101,250   135,000   168,750   202,500   236,250
     $500,000            112,500   150,000   187,500   225,000   262,500

"Average Annual Earnings" is an employee's highest five consecutive year average total cash compensation within the last 10 years (which is salary, incentive awards and other compensation payable in cash (exclusive of expense reimbursements and allowances and similar items) as such amounts are shown under the respective salary, bonus and other compensation columns in the Summary Compensation Table).

      The Company established two substantially identical pension plans in 1992, covering salaried employees age 21 or over with one year of service. Salaried employees who are not officers are covered by the tax-qualified plan and officers are covered by the non-qualified plan.

      Credited years of service for the named executive officers as of December 31, 1999 are David B. Kewer - 2.8; Craig L. Hettrich - 1.9; V. Stephen Kangisser
- 3.6; Thomas M. Mishoe, Jr. - 3.8 and William J. Weiskopf - 5.7.

Certain Agreements
------------------

     The Company entered into substantially similar severance agreements with each of Messrs. Hettrich, Kangisser, Kewer, Mishoe and Weiskopf upon their being named executive officers of the Company. The agreements provided that termination compensation would be paid if the executive's employment were terminated by the Company within three years after a change in control other than for cause (as defined in the agreements) or upon the death, permanent disability, or retirement of the executive if the executive voluntarily terminated his employment for "good reason" (as defined in the agreements). "Change in control" was defined generally to include (i) an acquisition of 20% of the Company's voting stock, (ii) a change in the composition of the Company's Board of Directors whereby the individuals serving as directors at the date on which these agreements became effective, or individuals becoming directors subsequent to the date these agreements became effective whose election or nomination was approved by a majority of the directors then in office, cease to constitute at least a majority of the Board; (iii) shareholder approval of certain business combinations or asset sales in which the Company's historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of the Company. Under the agreements, termination compensation consisted of a cash payment equal to approximately three times the average annual compensation paid to the executive for the three most recent taxable years of the Company ending prior to the change in control. In addition, the agreements provided for the continuation of certain medical, life and disability benefits. These agreements renewed annually unless terminated by the Company by notice given 60 days prior to expiration of the current term.

     In connection with the Board of Directors' decision in September 1999 to seek a sale of the Company, the Company undertook to restructure its overall retention and severance program for both salaried and hourly employees. This restructuring reflected the necessity of retaining key employees and maintaining their focus on managing the ongoing business of the Company in order to preserve and enhance the value of the Company through any possible future sale of the Company. In this connection, the Company entered into new Executive Retention Bonus and Severance Agreements with each of the named executive officers in place of their previous severance agreements. The revised agreements provide benefits in the form of retention payments payable, without regard to a termination of employment, following certain specified events. The retention payments were set at a fixed dollar amount, payable 25% in January 2000 to those executive officers who were still employed by the Company at December 31, 1999. This date was selected because at the time of the Company's announced intent in September 1999 to seek a sale of the Company as promptly as reasonably practical, the Board had a goal of negotiating a definitive agreement for such a transaction by the end of 1999. Under the revised retention and severance agreements, the balance of the retention payment is payable upon a sale of the Company or, in the case of Mr. Kewer, 30 days after a sale of the Company unless he has voluntarily left the employ of the Company prior to that date. The definition of "sale of the Company" in the revised agreements includes (i) a change in the ownership of the Company, in connection with a transaction relating to the Board's intention to sell the Company or its assets, resulting in any one individual, entity or group owning more than 50% of the Company's Common Stock; (ii) in the case of employees of a subsidiary or division of the Company, a sale of the stock or substantially all of the assets of the subsidiary or division; or (iii) the elimination of certain job responsibilities as a result of a sale of assets or of one or more divisions of the Company or its subsidiaries. If a sale of the Company does not occur before January 1, 2001, these agreements terminate without the payment of the remaining 75% benefit. The effect of the restructuring of the severance agreements was to reduce the amount potentially payable under the agreements for Mr. Kewer from approximately $850,000 to $600,000, and for all executive officers as a group from approximately $2.62 million to approximately $1.55 million.

Compensation Committee Report on 1999 Executive Compensation
------------------------------------------------------------

     The Company's executive compensation and benefits program is administered by the Compensation Committee, which is composed entirely of non-employee directors. The goal of the program is to attract, motivate, reward and retain the management talent required to achieve the Company's business objectives, at compensation levels which are equitable and competitive with those of comparable companies. This goal is furthered by the committee's policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by senior management in order to align the financial interests of management with those of the shareholders.

     Historically, the three main components of the Company's executive compensation program have been base salary, incentive awards under the Senior Management Incentive Plan as established annually by the Committee and equity participation in the form of stock options, restricted stock grants and eligibility to participate in the Company Stock Fund of the Company's 401(k) Savings Plan and Employee Stock Purchase Plan. Each year, the committee reviews the total compensation package of each executive officer to ensure it meets the goals of the program. As a part of this review, the committee considers corporate performance, compensation survey data, the advice of consultants and the recommendations of management.

Base Salaries

     Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the committee in determining base salaries for executive officers include personal performance considering the respective executive's level of responsibility, the overall performance and profitability of the Company during the preceding year and the competitiveness of the executive's salary with the salaries of executives in comparable positions at companies of comparable size and operational characteristics. Each factor is weighed by the committee in a subjective analysis of the appropriate level of compensation for that executive. For purposes of assessing the competitiveness of salaries, the committee periodically reviews compensation data from national surveys and selected groups as provided by William M. Mercer, Incorporated, the Company's compensation consultant. Historically, such compensation data indicated generally that salary levels for the Company's executive officers, other than the chief executive officer, approximated the market averages of executive positions of similar scope and responsibility for comparable companies. Historically, the Mercer reports generally have shown the Company's chief executive officer compensation to be below the market average of positions of similar scope and responsibility for comparable companies.

     In March 1999, the Board of Directors increased Mr. Kewer's base salary from $216,000 to $231,000 annually, effective March 1, 1999, a 6.9% increase. The December 1998 study by William M. Mercer, which the committee used for guidance, indicated that Mr. Kewer's salary, even after this increase, was still at approximately 85% of the average of base compensation for similar positions in other comparable companies. Indeed, this comparison ratio for the chief executive officer position was the lowest comparison ratio for any Company officer. As a result, the committee voted to supplement Mr. Kewer's base salary, beginning in December 1998, by $12,000 per month: (i) to offset this continuing below-market base salary for the chief executive officer, (ii) as compensation for outstanding leadership and performance during a period of continuing uncertainty as to the Company's future as a public company, and (iii) in recognition of his assumption of additional responsibilities in connection with the pursuit of strategic alternatives while continuing the effort to manage and rebuild the Company's day-to-day business. For substantially similar reasons, the committee also voted to supplement Mr. Mishoe's base salary by $5,000 per month, effective December 1998 through June 1999. In September 1999 the committee voted, in connection with Mr. Kewer's continued additional responsibilities and in part in recognition of the Company's reduction of benefits payable to him under his retention and severance agreement, to continue Mr. Kewer's supplemental monthly base salary until the Company's pursuit of strategic alternatives was concluded.

Senior Management Incentive Plan

     The Company utilizes an annual Senior Management Incentive Plan under which executives may receive cash and stock incentive awards based upon corporate, divisional and individual performance. Target thresholds and anticipated awards are established annually by the committee and ratified by the full Board. The plan provides for cash payment of awards under the plan.

     The Company exceeded its earnings objectives in 1999, exclusive of non-recurring expenses associated with the previously announced examination of strategic alternatives to enhance shareholder value, restructuring costs, and proxy contest expenses. Based on this performance, the Board awarded Senior Management the maximum incentive payment allowable under the 1999 Senior Management Incentive Plan. The executive officers as a group, including those listed in the Summary Compensation Table, received incentive payments totaling $292,625 for 1999. Other than relatively nominal divisional incentive awards paid to Messrs. Hettrich, Kangisser and Weiskopf in 1998, the 1999 incentive awards were the first and only performance awards paid by the Company since awards were paid for 1995.

Equity Participation

     At the time the Company became a public company in April 1992, management held abnormally low ownership interests in the Company because of the prior controlling ownership by Reynolds Metals Company. From time to time since the Company's initial public offering, this issue has been raised as a concern by various shareholders. As a result, the committee and the Board have continued to believe it is important to increase management's equity participation in the Company as a part of the Company's overall compensation policies to provide long-term financial rewards linked directly to the market performance of the Company's stock. The committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is designed to further this objective. Awards with respect to the Chief Executive Officer are made by the committee and awards for all the other executive officers are made by the committee in consultation with the Chief Executive Officer.

     In January 1999, the committee granted non-qualified stock options on 95,500 shares of Common Stock to executive officers and other employees. These awards were made at an exercise price of $13.25 per share (which equaled the closing price on the date of the grant) and become exercisable in increments of one third each of the shares subject to option on the January 7, 1999, grant date, and the first and second anniversaries of the grant date, respectively.

     In addition to stock option and restricted stock grants, eligible executive officers and many of the Company's employees participate in the Company Stock Fund under the Company's 401(k) Savings Plan and/or Employee Stock Purchase Plan, thereby increasing, on a voluntary basis, their equity participation in the Company.

Section 162(m) Considerations


     The committee has not given significant consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which was enacted in 1993. Under this provision, beginning in 1994, a publicly held corporation is not permitted to deduct compensation in excess of $1 million per year paid to the chief executive officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The committee has noted that the Company does not currently face the loss of this deduction for compensation. The committee nevertheless has determined that in reviewing the design of and administering the executive compensation program, the committee will continue in the future to seek to preserve the Company's tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company's compensation program.


                                 Compensation Committee

                                 Wilson H. Flohr, Jr., Chairman
                                 Judith B. McBee
                                 Robert C. Sledd


Audit Committee Report for 1999
-------------------------------

The audit committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The committee discussed with the Company's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held two meetings during fiscal 1999.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 1999 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                   Audit Committee

                                   Daniel J. Ludeman, Chairman
                                   F. Claiborne Johnston, Jr.

March 23, 2000                         Robert C. Sledd

     In compliance with the listing standards of the NASDAQ National Market System, on which the Company's Common Stock trades, in the opinion of the Board, no member of the Audit Committee has a relationship with the Company that would interfere with the exercise of that member's independent judgement in carrying out the responsibilities of a director. Mr. Johnston is a partner in a law firm that provides certain legal services to the Company, as disclosed elsewhere in this Proxy Statement. As is also disclosed elsewhere herein, Mr. Ludeman is employed by First Union Securities, a division of First Union Securities, Inc., which is a wholly-owned brokerage and investment banking subsidiary of First Union Corporation. The Company has had and expects to continue to have a business relationship with various commercial and investment banking affiliates of First Union Corporation. The Board was aware of these relationships when it made its determination concerning the independence of these members of the Audit Committee.

Performance Graph
-----------------

     The graph below shows the percentage change in the total return on the Company's Common Stock during the five-year period ended December 31, 1999. The Company's Common Stock price ranged from a low of $6.625 to a high of $22.00 between January 1, 1995, and December 31, 1999. The closing price for the stock on December 31, 1999, was $7.375.

     The Performance Graph assumes $100 was invested on January 1, 1995, in the Company, the NASDAQ Stock Market Index, and an industry index for the ice cream and frozen dessert business ("Industry Index") and shows the total return on such investments, assuming reinvestment of dividends, as of December 31, 1999. The Industry Index includes companies in SIC Code 2024 (ice cream and frozen desserts). In addition to the Company, the Industry Index currently includes:
Ben & Jerry's Homemade, Inc., Dreyer's Grand Ice Cream, Yocream International, Suiza Foods Corporation, TCBY Enterprises, Inc. and Tofutti Brands, Inc.


                     Comparison of Cumulative Total Return
         Among Eskimo Pie Corporation Common Stock, an Industry Index
                          and the NASDAQ Market Index

                                         Cumulative Return as of

                          12/31/94 12/31/95 12/31/96  2/31/97 12/31/98 12/31/99
                          -------- -------- --------  ------- -------- --------
Eskimo Pie Corporation     100.00    98.40    60.79    63.89    74.93    42.12
Ice Cream and Frozen
  Desserts Industry        100.00   116.02    99.59   199.45   166.72   140.24
NASDAQ Market Index        100.00   129.71   161.18   197.16   278.08   490.46

Ratification of the Selection of Independent Auditors
-----------------------------------------------------

     Ernst & Young LLP has been selected as independent auditors for the Company for the fiscal year ending December 31, 2000, subject to ratification by the shareholders.

     If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Based on a review of reports of changes in beneficial ownership of the Company's Common Stock and written representations furnished to the Company, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 1999.


Shareholder Proposals for 2001 Annual Meeting
---------------------------------------------

     The 2001 Annual Meeting of Shareholders is scheduled to be held on May 2, 2001. Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal in its Proxy Statement or form of proxy for that meeting unless the proposal is received by the Secretary of the Company at the Company's principal place of business on or before December 1, 2000. In addition, the Company's Bylaws prescribe certain procedures which must be followed, including certain advance notice requirements, in order for a proposal to be properly brought before a shareholder meeting; such a shareholder notice of intent to bring a proposal before an annual meeting of shareholders must be delivered to the Company generally not later than 30 days prior to the anniversary date of the notice sent by the Company in connection with the previous year's annual meeting. Any shareholder desiring a copy of the Bylaws will be furnished one without charge upon written request to the Secretary.


Other Matters
-------------

     As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card intend to vote such proxy, to the extent entitled, in accordance with their best judgment.



Annual Report on Form 10-K
--------------------------

     A copy of the Company's Annual Report for the year ended December 31, 1999, is enclosed. You may obtain without charge a copy of the Company's 1999 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, exclusive of certain exhibits, by writing to the Corporate Secretary at 901 Moorefield Park Drive, Richmond, Virginia 23236. The 1999 Form 10-K may also be accessed on the worldwide web at www.cfonews.com/epie/.
                                 ---------------------



                                 By Order of the Board of Directors,

                                 /s/ Thomas M. Mishoe, Jr.

                                 Thomas M. Mishoe, Jr.
                                 Chief Financial Officer, Vice President,
                                 Treasurer and Corporate Secretary

                            .FOLD AND DETACH HERE.
--------------------------------------------------------------------------------

                            ESKIMO PIE CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David B. Kewer, Thomas M. Mishoe, Jr. and
F. Claiborne Johnson, Jr. jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Eskimo Pie Corporation to be held on May 3, 2000, or any adjournment thereof.

1. Election of Directors to serve until 2001 Annual Meeting of Shareholders

   [_] FOR all nominees listed                [_] WITHHOLD AUTHORITY to vote
       (except as written on the line below)      for all nominees listed below

  Nominees: Wilson H. Flohr, Jr., F. Claiborne Johnson, Jr., David B. Kewer,
            Daniel J. Ludeman, Judith B. McBee and Robert C. Sledd

(INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided below.)

________________________________________________________________________________

2. Ratification of the designation of Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the current fiscal year:

           [_] FOR             [_] AGAINST              [_] ABSTAIN

                            .FOLD AND DETACH HERE.
--------------------------------------------------------------------------------

     Unless otherwise specified in the squares provided, the undersigned's vote will be cast for items 1 and 2. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the descretion to vote for a substitute nominee or nominees. This proxy may be revoked at any time prior to its exercise.


                                         _____________________________________
                                                       Signature

                                         _____________________________________
                                                       Signature

                                         Dated:_________________________, 2000
                                         (In signing as Attorney, Administrator,
                                         Executor, Guardian or Trustee, please
                                         add your title as such.)